Exhibit 99.1

FOR RELEASE ON DECEMBER 23, 2013 AT 7:00 AM ET

TESARO ANNOUNCES SUCCESSFUL ACHIEVEMENT OF PRIMARY ENDPOINT IN

EACH OF TWO PHASE 3 TRIALS OF ROLAPITANT FOR THE PREVENTION OF CHEMOTHERAPY-INDUCED NAUSEA & VOMITING (CINV)

•                  A Phase 3 Trial in Patients Receiving Moderately Emetogenic Chemotherapy (MEC) Met the Primary Endpoint of Complete Response in the Delayed Period (24-120 Hours) Following Initiation of Chemotherapy

•                  A Phase 3 Trial in Patients Receiving Highly Emetogenic Chemotherapy (HEC) also Met the Primary Endpoint of Complete Response in the Delayed Period Following Initiation of Chemotherapy

•                  The Adverse Event Profile for Rolapitant was Consistent with Earlier Clinical Trials

•                  Preparations Continue in Support of Submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration in Mid-2014

•                  Investor Conference Call Scheduled for 8:00 AM ET Today

WALTHAM, MA, December 23, 2013 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today announced top-line results for two Phase 3 trials of rolapitant, an investigational neurokinin-1 (NK-1) receptor antagonist in development for the prevention of chemotherapy-induced nausea and vomiting (CINV). The primary endpoint was successfully achieved in each trial and preparations are ongoing in support of a New Drug Application (NDA) submission for oral rolapitant to the U.S. FDA.

“Despite the availability of preventative therapies and established treatment guidelines for CINV, a significant number of cancer patients still suffer from the debilitating side effects of delayed nausea and vomiting,” said Mary Lynne Hedley, Ph.D., President of TESARO.  “We are enthusiastic about the potential for this product candidate, with a profile that may include an extended half life, convenient, single-dose oral and intravenous formulations and a lack of CYP3A4-mediated drug interactions.”

The first Phase 3 study of rolapitant was an international, multicenter, randomized, double-blind, active-controlled study that enrolled 1,369 cancer patients receiving moderately emetogenic chemotherapy (MEC), approximately half of whom were receiving anthracycline-based treatment for breast cancer. Patients were randomized to receive either control, which consisted of a 5-HT3 receptor antagonist plus dexamethasone, or 200 milligrams of oral rolapitant plus control. The rolapitant arm successfully achieved statistical significance over the control arm for the primary endpoint of complete response (CR), defined as no vomiting and no use of rescue medication, in the delayed phase (the 24 to 120 hour period following initiation of chemotherapy). A greater proportion of patients treated with rolapitant in this trial achieved a CR in the acute and overall phases and experienced no significant nausea compared to the control arm, although statistical significance was not met for these secondary endpoints.

The second Phase 3 study of rolapitant was an international, multicenter, randomized, double-blind, active-controlled study that enrolled 555 patients receiving highly emetogenic chemotherapy (HEC), defined as regimens which contain cisplatin at a dose equal to or greater than 60 mg/m2. Patients were randomized to receive either control, which consisted of 5-HT3 receptor antagonist plus dexamethasone, or 200 milligrams of oral rolapitant plus control. Similar to the MEC study, the rolapitant arm in the HEC study successfully achieved statistical significance over the control arm for the primary endpoint of CR in the delayed phase of CINV. A greater proportion of patients treated with rolapitant in this trial achieved a CR in the acute and overall phases and experienced no significant nausea compared to the control arm, although statistical significance was not met for these secondary endpoints.

Safety and tolerability data for patients who received rolapitant were similar to the results for those who received control, and were consistent with earlier clinical studies. The most frequently observed adverse events were balanced across treatment arms and included fatigue, alopecia and loss of appetite.

TESARO continues to enroll patients receiving HEC in a third and final Phase 3 trial of rolapitant, and preparations in support of a mid-2014 NDA submission for oral rolapitant are ongoing. Full analyses of data from all three rolapitant pivotal Phase 3 trials will be submitted for presentation at a future medical meeting.

Rolapitant is an investigational agent and, as such, has not been approved by the U.S. FDA or any regulatory agencies.

Conference Call Information

TESARO will host a conference call for analysts and investors on Monday, December 23 at 8:00 AM ET to discuss the rolapitant Phase 3 top-line data. This conference call can be accessed by dialing (877) 853-5334 or (970) 315-0307 (no passcode is necessary), and may be accessed via live webcast on the Investors section of the Company website at www.tesarobio.com.

About Rolapitant

Rolapitant is a potent and selective neurokinin-1 (NK-1) receptor antagonist with an extended plasma half-life that is being developed for the prevention of chemotherapy-induced nausea and vomiting (CINV).  NK-1 receptors are highly concentrated in the brain and bind the neurokinin substance P.  Activation of NK-1 receptors plays a central role in nausea and vomiting induced by emetogenic stimuli, including certain cancer chemotherapies.  NK-1 receptor antagonists have been demonstrated to improve the management of nausea and vomiting experienced by cancer patients undergoing chemotherapy. The safety and tolerability of single and repeat doses of rolapitant have been assessed in more than 2,000 healthy volunteers and patients. Rolapitant is being developed both in oral and intravenous formulations. TESARO licensed exclusive rights for the development, manufacture, commercialization and distribution of rolapitant from OPKO Health, Inc.

About Chemotherapy-Induced Nausea and Vomiting (CINV)

CINV is estimated to afflict over 70% of cancer patients undergoing chemotherapy and, if not prevented, may possibly result in a delay or even discontinuation of chemotherapy treatment.

Prolonged nausea and vomiting may result in unwanted weight loss, dehydration and malnutrition, as well as hospitalization.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the outcome of clinical trials, additional analysis of the results from these two rolapitant Phase 3 trials, the timing of the availability of data from ongoing clinical trials, expectations for the timing of regulatory submissions and regulatory approvals, and other matters that could affect the availability or commercial potential of rolapitant, such as the availability of an intravenous formulation of the product candidate. Rolapitant is an investigational agent and, as such, has not been approved by any regulatory agencies. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s annual report on Form 10-K for the year ended December 31, 2012.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

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